Exhibit 23.4

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of SunocoCorp LLC of our report dated September 4, 2025 relating to the consolidated financial statements of Parkland Corporation, which is incorporated by reference in SunocoCorp LLC’s Form 8-K/A filed on January 16, 2026 and Form 8-K filed on July 16, 2026.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta

Canada

July 16, 2026